SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
November  9, 2005

HEALTHTRONICS, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-30406	58-2210668

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Capital of Texas Highway, Suite 200B
Austin, Texas 78746
(Address of principal executive offices including Zip Code)

(512) 328-2892

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 9, 2005, and subsequent to the filing of its Form 10-Q for the quarter ended September 30, 2005, HealthTronics, Inc. (the “Company”) determined that it failed to reflect, in its financial statements for the three and nine month periods ended September 30, 2005, a compensation expense of $116,000 ($71,000 net of tax benefit) related to the modification of certain terms of stock options of employees who, in connection with the Company’s sale of its orthopedics division to SanuWave, Inc. on August 1, 2005, terminated their employment with the Company and joined SanuWave on such date. Because such amount related to the sale of the Company’s orthopedics division, such amount should have been reflected in “Loss from discontinued operations, net of tax benefit” on the Company’s condensed consolidated statements of income for the three and nine month periods ended September 30, 2005. The Company believes that such amount is not material, and therefore the Company will not amend its Form 10-Q for the quarter ended September 30, 2005 to restate its financial statements for the three and nine month periods ended September 30, 2005.

The Company believes, however, that this matter was the result of a deficiency in the operation of its internal control over financial reporting related to the Company’s accounting for compensation matters approved by its Board of Directors, and that such deficiency was a material weakness. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The Company has taken measures to help ensure that its personnel responsible for such accounting are aware of information to account for all compensation matters approved by its Board of Directors. The Company does not believe there was a material weakness in the design of its internal control over financial reporting related to the Company’s accounting for compensation matters approved by its Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHTRONICS, INC. (Registrant)

Date: November 15, 2005	By:	/s/ James S.B. Whittenburg

	Name: Title:	James S.B. Whittenburg Senior Vice President -
Development and General Counsel